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                                                                   Exhibit 99.2

CONTACT: DAVID TRUMBLE
         602-220-6822
                                                          FOR IMMEDIATE RELEASE

                 DOUBLETREE CORPORATION NAMES RICHARD KELLEHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

PHOENIX, November 13, 1996 - Doubletree Corporation (NASDAQ: TREE) today announced that Richard M. Kelleher has been named president and chief executive officer of the Company. Kelleher is currently president and chief executive officer of Doubletree's operating subsidiary, Doubletree Hotels Corporation, and is a member of Doubletree Corporation's Board of Directors.

"With our recent acquisition of Red Lion Hotels we have dramatically increased our size and scope, and it is important for us to have a chief executive at the holding company level with responsibility for overseeing the newly combined corporation and exploring additional avenues for growth," said Richard J. Ferris, co-chairman of Doubletree Corporation. "Rick has done an exceptional job building and leading a top-notch management team and overseeing our hotel operations during a period of great change, and he will continue to be instrumental in solidifying Doubletree's position as a premier brand name in upscale lodging."

Kelleher has served as president and chief executive officer of Doubletree Hotels Corporation since December 1993 and as a director of the Company since July 1995. Kelleher co-founded Beacon Hotel Corporation in 1983 and became the president of Guest Quarters Hotel in 1986, after its merger with Beacon Hotels.

Doubletree Corporation is a leading hotel management company and the exclusive franchisor of Doubletree Hotels, Doubletree Guest Suites and Club Hotels by Doubletree hotel brands.

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